Exhibit 99.5

CYTORI THERAPEUTICS, INC.
NOTICE OF GRANT OF STOCK OPTION

Cytori Therapeutics, Inc. (the "Company") has granted to the Participant an option (the "Option") to purchase certain shares of Stock of the Company pursuant to the Cytori Therapeutics, Inc. 2015 New Employee Incentive Plan (the "Plan"), as follows:

Participant:	Grant Number:
Date of Grant:
Number of Option Shares:	, subject to adjustment as provided by the Stock Option Agreement.
Exercise Price:	$
Vesting Commencement Date:
Option Expiration Date:
Tax Status of Option:	Nonstatutory Stock Option.
Vested Shares:	[Insert Vesting Schedule]

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Grant Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are made a part of this document.  The Participant acknowledges that copies of the Plan, Stock Option Agreement and the prospectus for the Plan are available on the Company's internal web site and may be viewed and printed by the Participant for attachment to the Participant's copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Plan and Stock Option Agreement, and hereby accepts the Award subject to all of their terms and conditions.

CYTORI THERAPEUTICS, INC.	PARTICIPANT

By:
Signature

Date
Address:
Address